DeAnne Gabel Director - Investor Relations
Investor Update	Issue Date: October 18, 2005

This update contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2004 10-K/A and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of its significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the company will be able to obtain the needed pay and benefit reductions from its flight attendants or that the ratified agreements and the pay and benefit reductions and work rule changes from other work groups will enable the company to achieve the cost reductions expected, which will depend, upon other matters, on timely and effective implementation of new work rules, actual productivity improvement, employee attrition, technology implementation, our level of business activity, relations with employees generally and the ultimate accuracy of certain assumptions on which our cost savings are based. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update.

Current News
Third Quarter 2005: Continental today reported third quarter 2005 net income of $61 million or $0.80 diluted earnings per share, including a $3 million net special charge. Excluding the net special charge, Continental recorded net income of $64 million or $0.83 diluted earnings per share.

The $3 million net special charge consists of an $18 million non-cash settlement charge related to lump-sum distributions from the frozen pilot defined benefit plan, and a $15 million reversal of a previously recorded expense related to permanently grounded aircraft following negotiated settlements with the aircraft lessors in an improving aircraft market.

As previously stated, the Company expects to record a significant loss for 2005.

Pay and Benefit Reductions: The Company expects to achieve approximately $300 million of savings in 2005 from pay and benefit reductions that have been achieved for most work groups and approximately $418 million of savings on an annualized basis when fully implemented.

Cargo, Mail and Other Revenue: Continental estimates cargo, mail and other revenue will be approximately $250 million for the fourth quarter 2005.

Debt and Capital Leases: Debt and capital lease principal payments for the fourth quarter 2005 are estimated to be approximately $356 million.

2005 Pension Expense and Contributions
Continental estimates its contributions during 2005 to its pension plans, net of estimated pension expense, will be approximately $47 million.  This amount includes non-cash pension expense of approximately $257 million and contributions of $304 million.  Year-to-date the Company has contributed $304 million to its defined benefit pension plans, meeting its pension funding requirements for 2005.

The $257 million estimated pension expense for 2005 includes the first quarter curtailment charge of $43 million related to the freezing of the pilots' portion of the company's defined benefit pension plan and $18 million of non-cash settlement charges related to lump-sum distributions from the pilot's frozen defined benefit plan.

Fees and Taxes Remitted to Governmental Entities
Continental supplementally discloses all fees and non-income based taxes remitted to various governmental entities that are charged on passenger tickets. In the third quarter, such fees and taxes totaled $315 million. In the current competitive environment, substantially all of these fees and taxes are absorbed by Continental.

Fuel Hedges
Continental does not currently have any fuel hedges.

Tax Sharing Agreement with ExpressJet Holdings, Inc.
Continental expects to record approximately $7 million in the fourth quarter 2005 related to the tax-sharing agreement with ExpressJet. For more information regarding this tax-sharing agreement, please see our 2004 Form 10-K/A.

Targeted Cash Balance
Under current conditions, Continental anticipates ending the year 2005 with an unrestricted cash and short-term investments balance of approximately $1.4 billion. This target does not include any capital market transactions or other additional financings except for previously announced aircraft financings.

Advanced Bookings - Six Week Outlook
Looking out over the next six weeks, Domestic mainline advanced bookings are slightly up compared to last year while international mainline advanced bookings continue to be a bit softer than last year. The Company is comfortable that the consolidated mainline load factor for the fourth quarter will be flat to up slightly year-over-year ("yoy").

Continental expects mainline Domestic fourth quarter load factor will be up several points yoy on 2.6% more capacity yoy. The company expects to see some continued improvement in domestic yields in the fourth quarter.

For the fourth quarter, the mainline Transatlantic load factor is expected to be down about 2-3 points yoy on a capacity increase of about 18% yoy, with strong yoy yield improvements expected.

Mainline Latin load factor for the fourth quarter is expected to be about flat yoy on a capacity increase of about 7.0%, with pretty solid yoy yield improvements expected.

Pacific fourth quarter load factor is expected to be down about 5-6 points yoy on a capacity increase of about 22.5% yoy. The company expects to see a solid yoy yield improvement in the fourth quarter.

2005 Estimated Year-over-Year %Change
ASMs (Available Seat Miles)	4th Qtr.(E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	2.6% 7.0% 18.0% 22.5% 8.1% 14.6% 8.8%

For the full year 2006, Continental expects to grow its mainline capacity by approximately
5-7% yoy.

2005 Estimate
Load Factor	4th Qtr.(E)
Continental Regional	78 - 79% 74 - 75%

2005 Estimate (cents)
Mainline Operating Statistics	4th Qtr.(E)
CASM Special items per ASM CASM Less Special Items (a) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	10.48 - 10.53 - 10.48 - 10.53 3.09 7.39 - 7.44

2005 Estimate (cents)
Consolidated Operating Statistics*	4th Qtr.(E)
CASM Special items per ASM CASM Less Special Items (a) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	11.36 - 11.41 - 11.36 - 11.41 3.32 8.04 - 8.09

*Consolidated is defined as mainline plus regional.

2005 Estimate
Fuel Gallons Consumed	4th Qtr.(E)
Mainline Regional Fuel Price per Gallon (including fuel taxes)	340 Million 76 Million $2.05

2005 Estimated Amounts ($Millions)
Selected Expense Amounts	4th Qtr.(E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense	$240 $183 $95 $81

Continental Airlines, Inc. Tax Computation
Due to accumulated losses, Continental has stopped recording income tax benefit on current and future book losses.

Cash Capital Expenditures	2005 Estimate ($Millions)
Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Total Cash Capital Expenditures	$71 100 32 $203 4 $207

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Fourth Quarter 2005 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $70 Between $38 - $70 Between $18 - $37 Under $18 Net Loss	67.0 67.0 67.0 67.0 67.0	84.9 80.8 75.8 67.1 67.0	$8.6 $4.8 $2.3 -- --

Full Year 2005 (Millions)

Year-to-Date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $188 Between $98 - $188 Between $47 - $97 Under $47 Net Loss	66.8 66.8 66.8 66.8 66.8	85.2 81.1 76.1 67.4 66.8	$23.1 $12.9 $6.1 -- --

These share counts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

Reconciliation of GAAP to Non-GAAP Financial Information
(millions except CASM data)
Mainline	4th Qtr. Range(E)
Operating Expenses - GAAP	$ 2,364	$ 2,375
Special Items	-	-
Operating Expenses Excluding Special Items - Non-GAAP (a)	$ 2,364	$ 2,375
Aircraft Fuel & Related Taxes	(697)	(697)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (b)	$ 1,667	$ 1,678

ASMs (millions)	22,557	22,557

Mainline CASM (cents)
CASM-GAAP	10.48	10.53
Special Items per ASM	-	-
CASM Excluding Special Items - Non-GAAP (a)	10.48	10.53
Aircraft Fuel & Related Taxes per ASM	3.09	3.09
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (b)	7.39	7.44

Consolidated (Mainline plus Regional)	4th Qtr. Range(E)
Operating Expenses - GAAP	$ 2,916	$ 2,929
Special Items	-	-
Operating Expenses Excluding Special Items - Non-GAAP (a)	$ 2,916	$ 2,929
Aircraft Fuel & Related Taxes	(853)	(853)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (b)	$ 2,063	$ 2,076

ASMs (millions)	25,665	25,665

Consolidated CASM (cents)
CASM-GAAP	11.36	11.41
Special Items per ASM	-	-
CASM Excluding Special Items - Non-GAAP (a)	11.36	11.41
Aircraft Fuel & Related Taxes per ASM	3.32	3.32
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (b)	8.04	8.09

(a) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

(b) Cost per available seat mile excluding fuel, related taxes and special items is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.

Fleet News

Continental Airlines Fleet Plan
Includes Continental, Continental Micronesia and Continental Express
September 30, 2005

Firm Commitments Less Planned Retirements
	Total	Net Inductions and Exits		Total
Mainline	YE 2004	2005E	2006E	YE 2006E
777-200ER 767-400ER 767-200ER 757-300 757-200 737-900 737-800 MD-80 737-700 737-300* 737-500	18 16 10 9 41 12 91 2 36 51 63	- - - 4 - - 8 (2) - (3) -	- - - 4 - - 6 - - - -	18 16 10 17 41 12 105 - 36 48 63
Total	349	7	10	366

Regional
ERJ-145XR ERJ-145 ERJ-135	75 140 30	21 - -	8 - -	104 140 30
Total	245	21	8	274

Total Count	594	28	18	640

Reconciliation of GAAP to Non-GAAP Financial Information
(in millions except per share data)	3rd Qtr 2005
GAAP Net Income/(Loss) Adjustments for special item (a) Non-GAAP Income/(Loss) excluding special items (b) Shares Used for Computation: Diluted Earnings (Loss) per Share excluding special items (b)	$ 61 3 $ 64 81.9 $0.83

(a) Special item is an $18 million non-cash settlement charge related to lump-sum distributions from the frozen pilot defined benefit plan, and a $15 million reversal of previously recorded expense related to permanently grounded aircraft following negotiated settlements with the aircraft lessors in an improving aircraft market.

(b) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.